Exhibit 19
                             Insider Trading Policy

Title:	Insider Trading Policy
Owner:	Chief Legal Officer & Corporate Secretary
Applies:	Worldwide
Issuer:	Nominations & Governance Committee of the Board
Issued:	September 11, 2024

Policy Statement

Ferguson Enterprises Inc. (Ferguson; with its subsidiaries, the Company) is committed to complying with all applicable securities laws and regulations, including those U.S. federal, state and foreign securities laws that prohibit certain persons who are aware of Material Nonpublic Information (MNPI) about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.

This Policy provides guidelines with respect to transactions in Company Securities and the handling of Confidential Information about the Company and those other companies that are actually or potentially doing business or engaged in a transaction with the Company. Regulators have adopted sophisticated surveillance techniques to identify potential insider trading transactions, and it is important to avoid even the appearance of impropriety.

Except where noted, capitalized terms used in this Policy are defined in Appendix A.

Principles

1. Any Covered Person who is aware of MNPI relating to the Company may not (directly or indirectly):
•engage in transactions in Company Securities (see Appendix B), except as otherwise specified in Appendix B (“Transactions under Company Plans and Certain Other Transactions”) or in Appendix C (“Rule 10b5-1 Plans”);
•recommend the purchase or sale of any Company Securities to other persons;
•disclose MNPI to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons1, including without limitation family, friends, financial advisors, business associates, investors, and consultants; and/or
•assist anyone engaged in the above activities.

2. Any Covered Person who while working for the Company comes into possession of MNPI about another company that is doing business (e.g., customer, supplier, vendor, or consultant) with the Company, or engaged in a potential transaction or other business relationship with the Company, may not trade in that other company’s securities until such information becomes public or is no longer material.

3. Except where addressed in Appendix C (“Rule 10b5-1 Plans”), there are no general exceptions to the legal requirements of this Policy. Securities laws do not recognize any mitigating circumstances. Even the appearance of an improper transaction must be avoided at all times.

4. The purchase or sale of securities by Covered Persons while aware of MNPI, or the disclosure of MNPI to other persons who then trade in possession of such information, is prohibited by U.S. federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Department of Justice, and state enforcement authorities, as well as UK and other foreign regulators. Punishment for insider trading violations is severe and could include significant fines and/or imprisonment.

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1 If an Associate's authorized job duties require sharing Confidential Information with a third party, then the Associate must not do so until the Company and the third party enter into an appropriate confidentiality agreement.

                             Insider Trading Policy
5. Any Covered Person who becomes aware of a violation of this Policy should immediately: (i) contact the Chief Legal Officer & Corporate Secretary (CLO) or their Legal Business Partner, or (ii) submit a report to the Company’s Ethics Helpline (visit ferguson-ethicshelpline.com for more information).

6. The Company has established additional procedures applicable only to Covered Senior Persons. (See Appendix C). The Corporate Secretary’s office maintains a list of Covered Senior Persons and will quarterly remind Covered Senior Persons of their status.

7. The Corporate Secretary’s office is responsible for maintaining this Policy, periodically conducting appropriate awareness trainings, and for monitoring compliance with it.

8. Because the Company maintains a secondary listing on the London Stock Exchange (LSE), compliance with applicable UK securities laws is also required. (See Appendix D for additional details.)

Policy Notes
•This Policy applies to all Covered Persons.
•All persons subject to this Policy have a duty to cooperate in the operation of this Policy.
•Compliance with this Policy is a condition of continued employment for all Associates and continued engagement for all Designated Persons. Failure to comply may result in disciplinary action, up to and including termination of employment or engagement.
•Any conflict between this Policy and the laws of any country in which the Company operates shall be referred to the CLO.
•Subject to applicable laws and regulations, any permissible exceptions to this Policy must be approved by the Policy Owner. All exceptions shall be documented in writing as a corporate record in compliance with the Company’s Records Retention Policy.
•For questions or further guidance on any aspect of this Policy, please contact the Corporate Secretary’s office (FEI-permissions@ferguson.com or +44 (0) 118 927 3800).

Appendices
Appendix A: Definitions
Appendix B: Covered Transactions
Appendix C: Special Procedures for Covered Senior Persons
Appendix D: UK Annex

Policy History
Issue Number: 2 (supersedes Issue 1, dated August 1, 2024)

                             Insider Trading Policy
APPENDIX A
DEFINITIONS
Associate means any full- or part-time employee of the Company.
Company Securities means Ferguson’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) debt securities, preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to Company Securities.
Confidential Information means all information belonging to the Company and not generally known to the public, in spoken, printed, electronic, or any other form or medium, which was obtained from the Company, or which was learned, discovered, developed, conceived, originated, or prepared in the scope and course of employment or engagement, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, associate lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, buyer lists, and any existing or prospective customer, supplier, investor, or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.
Covered Person means any member of the Ferguson Board of Directors, any Associate, any Designated Person, and any Person Connected to any of the foregoing.
Covered Senior Persons2 means:
•Members of the Ferguson Board of Directors;
•Executive Officers, as designated by the Ferguson Board of Directors;
•Other members of the Executive Committee;
•Chief of Staff of the Office of the CEO/CFO;
•Other appointed officers of Ferguson;
•Finance Department personnel with the title of Vice President or higher;
•Finance Department personnel with access to consolidated financial data at the Ferguson or US segment level;
•Investor Relations/Communications personnel that assist with earnings releases;
•Legal Department personnel that assist with preparing SEC filings;
•Members and attendees in the Disclosure Committee;
•Executive assistants who have access to any of the foregoing’s emails;
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2 All PDMRs and their PCAs (as defined in Appendix D) are considered Covered Senior Persons for the purposes of this Policy.

                             Insider Trading Policy
•Designated Persons; and
•Persons Connected to any of the foregoing.

Designated Person(s) means persons who are contractors, consultants, or other retained advisors (i.e., non-Associates of the Company) and anyone else that have been designated by the Corporate Secretary’s office as being subject to this Policy because of their actual or potential access to MNPI.
Material Information means information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality. Rather, materiality is based on an assessment of all of the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight.
While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:
•Projections of future earnings or losses, or other earnings guidance;
•Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
•A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•A change to the Company’s authorization to repurchase Company Securities or a pending or proposed non-ordinary course repurchase, such as a large, accelerated share repurchase;
•A change in Ferguson’s executive management;
•A change in external auditors or notification that the external auditor’s reports may no longer be relied upon;
•A pending or proposed merger with, acquisition of, or tender offer for Ferguson;
•A pending or proposed acquisition or disposition of a significant asset or business;
•Pending or threatened significant litigation, or the resolution of such litigation;
•A significant change in the Company’s cost structure;
•The gain or loss of a significant customer or supplier;
•A significant cybersecurity incident;
•Bank borrowings or other financing transactions out of the ordinary course;
•Impending bankruptcy or the existence of severe liquidity problems.
Nonpublic Information means information that has not been disclosed to the public. To establish that a piece of information has been publicly disclosed, it may be necessary to demonstrate that such information has been widely disseminated, such as through the Dow Jones “broad tape,” newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the SEC that are available on the SEC’s website. By contrast, information likely would not be considered widely disseminated if available only to the Company’s Associates or a select group of analysts, brokers, and institutional investors.

                             Insider Trading Policy

Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the first full trading day following the public announcement of the information. If, for example, the Company were to make an announcement before the opening of trading on a Tuesday, a Covered Person should not trade in Company Securities until markets open on Wednesday. Depending on the particular circumstances, the Company may determine that a longer period should apply to the release of specific MNPI.
Material Nonpublic Information or MNPI means Material Information that is Nonpublic Information.
Person(s) Connected includes:
•Any family member who resides with a Covered Person (including a spouse or civil partner, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws);
•Anyone else who lives in a Covered Person’s household;
•Any family member who does not live in a Covered Person’s household, but whose transactions in Company Securities are directed by a Covered Person or are subject to a Covered Person’s influence or control (such as parents or children who consult with a Covered Person before trading in Company Securities); and/or
•Any entities influenced or controlled by a Covered Person or any of the foregoing Persons Connected.
Pre-Clearance Transaction means any transaction in Company Securities, as well as the entry into, modification of, or cancellation of a Rule 10b5-1 Plan, by a Covered Senior Person.
Rule 10b5-1 Plan means a written securities trading plan that is designed to provide affirmative defenses to allegations of insider trading in accordance with SEC Rule 10b5-1.
Section 16 Filer means any person who is subject to the disclosure requirements set forth in Section 16 of the Securities Exchange Act of 1934, as amended (the Exchange Act).

                             Insider Trading Policy
APPENDIX B
COVERED TRANSACTIONS
Transactions subject to this Policy include purchases and sales of Company Securities.
1. Individual Responsibility.
Covered Persons have ethical and legal obligations to maintain the confidentiality of Confidential Information and to not engage in any transactions involving Company Securities while aware of MNPI. Each Covered Person is responsible for making sure that they comply with this Policy, and that any Persons Connected to them also comply with this Policy.
In all cases, the responsibility for determining whether an individual is aware of MNPI rests with that individual, and any action on the part of the Company, the CLO, the Corporate Secretary’s office, any other Associate of the Company, or member of the Ferguson Board of Directors pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. Violators of this Policy could be subject to severe legal penalties, as well as disciplinary action by the Company, for any conduct prohibited by this Policy or applicable securities laws.
2. Transactions by Family Members and Other Persons Connected.
Each Covered Person is responsible for all transactions involving Company Securities that are made by a Person Connected to such Covered Person. Accordingly, such transactions should be treated, for the purposes of this Policy and applicable securities laws, as if they were for the account of the Covered Person.
This Policy does not, however, apply to personal securities transactions of Persons Connected where the purchase or sale decision is made by a third party not controlled by, influenced by or related to the Covered Person or their Persons Connected.
3. Transactions by Entities.
Each Covered Person is responsible for all transactions involving Company Securities that are made by any entity (e.g., corporation, LLC, partnership, or trust) that is influenced or controlled by a Covered Person or any of their other Persons Connected. Accordingly, such transactions should be treated, for the purposes of this Policy and applicable securities laws, as if they were for the account of the Covered Person.
4. Transactions under Company Plans and Certain Other Transactions.
Except where noted, this Policy does not apply to the specific types of transactions listed below. Please note, however, that (i) Covered Senior Persons are still required to comply with the pre-clearance and trading restriction requirements set forth in Appendix C respect to these transactions; (ii) PDMRs and their PCAs (as defined in Appendix D) cannot engage in any transaction listed below during a blackout period (as described in Appendix C); and (iii) any Covered Person in possession of Inside Information (as defined in Appendix D) must consult with the Corporate Secretary’s office prior to engaging in any transaction involving Company Securities.
a. Stock Option Exercises: This Policy does not apply to the exercise of a stock option acquired pursuant to the Company’s share plans, or to the exercise of a tax withholding right pursuant to which a Covered Person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements.

                             Insider Trading Policy
•This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of, or the tax liability associated with, an option.
b. Restricted Stock Awards: This Policy does not apply to the vesting of restricted stock, restricted stock units (RSUs), or performance stock units (PSUs), or the exercise of a tax withholding right pursuant to which a Covered Person elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock, RSUs, or PSUs.
•This Policy does apply, however, to any market sale of the Company Securities received upon such vesting.
c. Employee Share Purchase Plan (ESPP): This Policy does not apply to purchases of Company Securities in the ESPP resulting from a Covered Person’s periodic or lump sum contribution of money to the ESPP pursuant to an election made at the time of enrollment in the ESPP.
•This Policy does apply, however, to an election made at the time of enrollment in the ESPP, changes to an election in or withdrawal from the ESPP for any enrollment period, and to any sales of Company Securities purchased pursuant to the ESPP.
d. Dividend Reinvestment Plan (DRIP): This Policy does not apply to purchases of Company Securities under a Company DRIP resulting from any reinvestment of dividends paid on Company Securities.
•This Policy does apply, however, to voluntary purchases of Company Securities resulting from additional contributions a participant chooses to make to the DRIP, to an election to participate in the plan or increase the DRIP, to any changes to the level of participation in the DRIP, and to any sales of Company Securities purchased pursuant to the DRIP.
e. Other Similar Transactions: Any other purchase of Company Securities from the Company, or sales of Company Securities to the Company, are not transactions subject to this Policy.
f. Mutual Funds: Transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.
g. Bona Fide Gifts: Bona fide gifts of Company Securities are not transactions subject to this Policy, unless the person making the gift knows (or is reckless in not knowing) that the recipient intends to sell the Company Securities while the person making the gift is aware of MNPI, or the person making the gift is subject to a blackout period (see Appendix C) and the recipient intends to sell the Company Securities during such blackout period.
5. Prohibited Transactions.
The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if Covered Persons engage in certain types of transactions. Accordingly, Covered Persons may not engage in any of the following prohibited transactions:
a. Hedging Transactions: A Covered Person may not purchase financial instruments (e.g., prepaid variable forward contracts, instruments for the short sale or purchase or sale of call or put options, equity swaps, collars, or units of exchangeable funds) that are based on fluctuations of the Company Securities and that are designed to (or that may reasonably be expected to) have the effect of hedging or offsetting a decrease in the market value of any Company Securities.

                             Insider Trading Policy
b. Pledging Transactions: A Covered Person may not, at any time, purchase Company Securities on a margin or otherwise pledge Company Securities as collateral for a loan.
6. Standing and Limit Orders.
Standing and limit orders create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a Covered Person is in possession of MNPI or during a blackout period.
Accordingly, the Company discourages placing standing or limit orders on Company Securities. If a Covered Person determines that they must use a standing order or limit order, the order should be placed with a short duration outside a blackout period. Covered Senior Persons also must comply with the restrictions and pre-clearance procedures outlined in Appendix C.
7. Post-Termination Transactions.
The legal and regulatory obligations that are described in this Policy continue to apply even after a Covered Person’s employment or engagement with the Company has ended. Regardless of their status, any former Covered Person who is in possession of MNPI involving the Company should never trade in Company Securities until that information has become public or is no longer material.
With respect to any Covered Senior Person whose service or relationship ends in the middle of a blackout period (see Appendix C), the Company strongly recommends that such former Covered Senior Person not trade in Company Securities until the Company has exited such blackout period and returns to an open trading window.

                             Insider Trading Policy
APPENDIX C
SPECIAL PROCEDURES FOR COVERED SENIOR PERSONS
Covered Senior Persons are required to obtain pre-clearance of each and every Pre-Clearance Transaction. After having received pre-clearance and completed a Pre-Clearance Transaction in accordance with the conditions of such pre-clearance, Section 16 Filers must notify the Corporate Secretary’s office in writing with the details of such completed Pre-Clearance Transaction.
Such notification must be sent to FEI-permissions@ferguson.com as soon as practicable and in any event within one (1) business day after the Pre-Clearance Transaction date.
1. Pre-Clearance Procedures.
Covered Senior Persons3 may not engage in a Pre-Clearance Transaction without first obtaining pre-clearance in writing for such transaction from the CLO (or designee).
If a Covered Senior Person seeks pre-clearance and such permission is denied, then they should refrain from initiating any transaction in Company Securities and should not inform any other person of such denial. A response to a request for pre-clearance will normally be provided within two (2) business days of the request being made, however there may be circumstances that require a longer clearance process.
When a request for pre-clearance is made, the Covered Senior Person should carefully consider whether they may be aware of any MNPI or Inside Information about the Company and should describe fully those circumstances in their written request. They also should indicate whether they have engaged in any non-exempt “opposite-way” (i.e., buy/sell or sell/buy) transactions within the past six (6) months.
Any person who is given clearance to enter into a Pre-Clearance Transaction must do so as soon as possible and in any event within two (2) business days of clearance being given, unless a different time frame is authorized with the clearance. A person who has not effected an approved Pre-Clearance Transaction within the time limit may not engage in such transaction without again obtaining pre-clearance as set forth above.
Section 16 Filers should be prepared to report a completed transaction on a Form 4 within two (2) business days of the transaction date, as well as to comply with SEC Rule 144 and file Form 144 at the time of any sale.4
Where a large number of Covered Senior Persons are expected to engage in Pre-Clearance Transactions, such as in the days following an annual share plan vesting date, the CLO (or designee) may, in their discretion, issue a blanket, limited duration pre-clearance window during which Covered Senior Persons may engage in transactions involving Company Securities without submitting an individual pre-clearance request; provided that any Section 16 Filer who effects such a transaction during the blanket window must notify the Corporate Secretary’s office in writing with the details of such completed transaction as soon as practicable and in any event within one (1) business day after the transaction date.
2. Blackout Periods.
Except as specifically noted herein, Covered Senior Persons may not conduct any transactions involving Company Securities during any blackout period.
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3 Except that the CLO may not engage in a Pre-Clearance Transaction without first obtaining pre-clearance in writing for such transaction from the President & CEO.
4 PDMRs and/or their PCAs also are required to notify the UK Financial Conduct Authority within three (3) business days of the transaction date.

                             Insider Trading Policy
a. Quarterly Blackout Periods: A quarterly blackout period begins after the US market close on the fourteenth (14th) calendar day prior to the end of each fiscal quarter5, and ends after the US market close on the first full trading day following the public release of Ferguson’s quarterly or annual results (as applicable).6
b. Event-Specific Blackout Periods: From time to time, an event (such as a large M&A transaction) may occur that is material to the Company and is known by only a few Covered Persons. So long as the event remains MNPI, those persons designated by the CLO may not trade Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the CLO, certain designated persons should refrain from trading in Company Securities even sooner than the typical quarterly blackout period described above. In that situation, the CLO may notify these persons that they should not trade in Company Securities, without necessarily disclosing the reason for such restriction. The existence of an event-specific trading restriction period, or extension of a blackout period, will not be announced to the Company as a whole and should not be communicated to any other person. Regardless of such designation, no Covered Person should ever trade in Company Securities while aware of MNPI.
3. Prohibited Transactions for Covered Senior Persons.
In addition to the prohibited transactions covered in Appendix B, the Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if Covered Senior Persons engage in certain types of other transactions. Accordingly, Covered Senior Persons also may not engage in any of the following prohibited transactions:
a. Short-Term Trading: Short-term trading of Company Securities may be distracting and unduly focuses on the Company’s short-term stock market performance, instead of the Company’s long-term business objectives. For these reasons, any Covered Senior Person who purchases Company Securities in the open market may not sell such Company Securities during the six (6) months following the purchase (or vice versa).
b. Short Sales: Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the Company Securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. And Section 16(c) of the Exchange Act expressly prohibits Section 16 Filers from engaging in short sales. For all of these reasons, short sales of Company Securities by any Covered Senior Person are prohibited.
c. Publicly-Traded Options: Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a Covered Senior Person is trading based on MNPI and focus such person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options, or other derivative securities involving Company Securities, on an exchange or in any other organized market, by any Covered Senior Person are prohibited.
4. Rule 10b5-1 Plans.
Rule 10b5-1 under the Exchange Act provides an affirmative defense to insider trading allegations under U.S. federal law. To be eligible to rely on this defense, a Covered Senior Person must first enter into a valid Rule 10b5-1 Plan that is approved by the Company. Any Covered Senior Person entering into a Rule 10b5-1 Plan must act in good faith with respect to their plan.
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5 By way of example, for the fiscal quarter ending July 31, the closed period would begin at 4 pm ET (US market close) on July 17 (14 days before the end of the quarter).
6 By way of example, for the fiscal quarter ending October 31, assuming earnings are publicly released before the US market opens on the morning of Tuesday, December 9, the closed period would end at 4 pm ET (US market close) on December 9 and trading can resume the next day, Wednesday, December 10.

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The adoption, modification, or cancellation of any Rule 10b5-1 Plan must be approved by the Corporate Secretary (or their designee). Contact the Corporate Secretary’s office for further procedural details about adopting, modifying, or cancelling a Rule 10b5-1 Plan.

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APPENDIX D
UK ANNEX
In addition to the Company’s primary listing on the New York Stock Exchange, the Company’s common stock is also listed for trading on the LSE. As a result, transactions in Company Securities are also subject to the UK Market Abuse Regulation (assimilated Regulation (EU) 596/2014 as it forms part of domestic UK law by virtue of the European Union (Withdrawal) Act 2018) (UK MAR).
The prohibition on insider trading under UK MAR is similar to that under U.S. law, but has slightly different definitions and requirements. For completeness, this Appendix sets forth guidelines to promote compliance with UK MAR. All Covered Persons are required to comply with UK MAR.
1. Definitions Specific to this Appendix.
Dealing means, in respect of any person, the conducting of any transaction on their own account or for the account of a third party, directly or indirectly, relating to Company Securities. The concept of dealing under UK MAR is very broad. For example, as well as buying or selling securities, it also includes exercising options under any of the Company’s share plans and entering into any derivative contract that relates to Company Securities.
Inside Information is a term under UK law that is similar to, but not the same as, MNPI. It means information of a precise nature which: (i) is not generally available; (ii) relates directly or indirectly to the Company or the Company Securities; and (iii) would, if generally available, be likely to have a significant effect on the price of the Company’s securities or related investments.
Information is “precise” if it: (a) indicates circumstances that exist or may reasonably be expected to come into existence, or an event has occurred or may reasonably be expected to occur; and (b) is specific enough to enable a conclusion to be drawn as to the possible effect of those circumstances or that event on the price of the Company’s securities or related investments.
Information would be likely to have a “significant effect on price” if and only if it is information of that kind that a reasonable investor would be likely to use as part of the basis of their investment decisions.
Person(s) Discharging Managerial Responsibilities (PDMR) means a natural or legal person who is either: (a) a member of the Board of Directors; or (b) a senior executive who is not a member of the Board of Directors but who has regular access to Inside Information relating directly or indirectly to the Company and the power to make managerial decisions affecting the future developments and business prospects of the Company, and for the purposes of this Policy includes: (i) all members of the Ferguson Board of Directors; (ii) all Executive Officers, as designated by the Ferguson Board of Directors; and (iii) the Chief Accounting Officer of Ferguson. Accordingly, all of the Company’s Section 16 Filers are considered to be PDMRs, and vice-versa.
Person Closely Associated (PCA) means, in relation to a given individual, any of: (i) a spouse or civil partner; (ii) a dependent child, being a child or stepchild under the age 18 years who is unmarried and does not have a civil partner; (iii) a relative who has shared the same household as the individual for at least one year on the date of the relevant trading; and (iv) a legal person (e.g., a corporate entity), trust or partnership, (a) the managerial responsibilities of which are discharged by the individual or by a person referred to in items (i), (ii) or (iii) of this definition; or which is directly or indirectly controlled by the individual or by a person referred to in items (i), (ii) or (iii) of this definition; (b) which is set up for the benefit of the individual or a person referred to in items (i), (ii) or (iii) of this definition; or (c) the economic interests of which are substantially equivalent to those of the individual or a person referred to in items (i), (ii) or (iii) of this definition.

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2. Inside Information.
All Covered Persons (whether or not a PDMR or PCA) who are in possession of Inside Information must not:
(a) deal in Company Securities;
(b) recommend, encourage, or induce somebody else to do the same; and/or
(c) disclose the Inside Information (except where required to do so as a part of their employment or duties).
3. Pre-Clearance & Reporting Requirements for PDMRs and PCAs.
Any and all Dealing by a PDMR and/or their PCAs are subject to the requirements for pre-clearance and reporting of transactions in Company Securities by Covered Senior Persons as described in Appendix C.
4. PCA Notifications.
PDMRs must inform their PCAs in writing of their obligations under this Policy and keep a copy of that notification. When first designated as a PDMR, the Corporate Secretary’s office will provide each PDMR with a letter to be used for this purpose.
PDMRs must also update the Corporate Secretary’s office of the identity of their PCAs (including any changes to that list) on an annual basis.